FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
July 20, 2017	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES 2017 SECOND QUARTER EARNINGS

WASHINGTON TOWNSHIP, NJ, July 20, 2017 - Parke Bancorp, Inc. ("Parke Bancorp") (NASDAQ: "PKBK"), the parent company of Parke Bank, announced its operating results for the quarter ended June 30, 2017.
Parke Bancorp reported net income available to common shareholders of $3.4 million, or $0.45 per common share and $0.37 per diluted common share, for the quarter ended June 30, 2017. This compares to net income available to common shareholders of $8.3 million, or $1.11 per common share and $0.88 per diluted common share, for the quarter ended June 30, 2016, a decrease in net income of $4.9 million. Net income available to common shareholders year-to-date was $6.6 million or $0.72 per diluted common share, compared to $10.7 million, or $1.15 per diluted common share, for the six months ended June 30, 2016, a decrease in net income of $4.1 million. The prior periods includes an approximately $9.3 million pre-tax gain from the sale of our SBA related assets in April of 2016, which includes a $7.6 million gain on sale and relief of $1.7 million of related allowance for loan losses. Net of the income recorded in 2016 on the SBA assets, year-to-date net income exceeded the prior year by $2.5 million.
The following is a recap of significant items that impacted the second quarter of 2017 compared to the same quarter last year:  an increase of $1.3 million in interest income, primarily attributable to higher loan volumes, partially offset by an increase of $253,000 in interest expense due to higher deposit volumes and higher rates paid on deposits; a $1.6 million increase in the provision for loan losses; a $7.9 million decrease in noninterest income; and a $430,000 decrease in noninterest expense, all primarily attributable to the sale of Parke Bancorp's SBA business in the second quarter of 2016.
At June 30, 2017, Parke Bancorp's total assets increased to $1.043 billion, from $1.016 billion at December 31, 2016. An increase of $26.7 million or 2.6%
Parke Bancorp's total investment securities portfolio decreased to $44.1 million at June 30, 2017 from $47.1 million at December 31, 2016, a decrease of $3.0 million or 6.3%.
Parke Bancorp's net loans increased to $928.6 million at June 30, 2017 from $852.0 million at December 31, 2016, an increase of $76.6 million or 9.0%.
At June 30, 2017, Parke Bancorp had $8.5 million in nonperforming loans representing 0.9% of total loans, a decrease of $2.8 million or 24.8% from $11.3 million at December 31, 2016. OREO at June 30, 2017 was $8.7 million, compared to $10.5 million at December 31, 2016 a decrease of 17.2%. OREO consisted of 11 properties, the largest being a condominium development in Absecon, NJ, recorded at $2.7 million. Nonperforming assets (consisting of nonperforming loans and OREO) represented 1.7% of total assets at June 30, 2017 as compared to 2.1% of total assets at December 31, 2016. Loans past due 30 to 89 days were $3.4 million at June 30, 2017, an increase of $1.8 million from the previous quarter end. A past due loan relationship totaling $2.7 million is expected to be resolved in the third quarter.

At June 30, 2017, Parke Bancorp's allowance for loan losses was $16.6 million, as compared to $15.6 million at December 31, 2016. The increase was primarily due to the growth in the loan portfolio. The ratio of allowance for loan losses to total loans was 1.8% at June 30, 2017 and at December 31, 2016. The ratio of allowance for loan losses to non-performing loans improved to 194.8% at June 30, 2017, compared to 137.9%, at December 31, 2016.
At June 30, 2017, Parke Bancorp's total deposits were $790.5 million, up from $788.7 million at December 31, 2016, an increase of $1.8 million or 0.2%.
Parke Bancorp's total borrowings were $113.1 million at June 30, 2017, an increase of $20.0 million from December 31, 2016, or 21.5%.
Total shareholders' equity increased to $132.3 million at June 30, 2017 from $127.1 million at December 31, 2016, an increase of $5.2 million or 4.1%.
Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:
"We continue to work very hard to enhance shareholder value which is evidenced by our strong loan growth and the continued strength of our earnings. Equally important is that we remain committed to reducing our NPAs. Our non-performing loans were reduced 25% and OREO reduced 17% since December 31, 2016. This reduction was accomplished without sacrificing profitability or shareholder value. We are proud that we once again increased our quarterly cash dividend this quarter, an increase of 20% to 12 cents per quarter."

Parke Bancorp, Inc. is the holding company for Parke Bank, which operates from its corporate headquarters in Washington Township, New Jersey and 6 branch offices in Washington Township, New Jersey, Northfield, New Jersey, Galloway Township, New Jersey, Collingswood, New Jersey, Center City Philadelphia, and Chinatown in Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to businesses and individuals primarily in Philadelphia and surrounding counties and Southern New Jersey. Parke Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp's common stock is traded on the NASDAQ Capital Market under the symbol "PKBK".

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including but not limited to: our ability to continue to generate strong net earnings; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to prudently expand our operations in our market and in new markets; and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	June 30, 2017	December 31, 2016	% Change
	(in thousands)
Total Assets	$1,042,907	$1,016,185	2.6%
Cash and cash equivalents	19,500	70,720	-72.4%
Investment securities	44,097	47,078	-6.3%
Loans, net of unearned income	928,590	851,953	9.0%
Deposits	790,528	788,694	0.2%
Borrowings	113,053	93,053	21.5%
Total shareholders' equity	132,347	127,134	4.1%

Operating Ratios
	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Return on average assets	1.44%	3.74%	1.42%	2.47%
Return on average common equity	12.13%	33.51%	11.94%	22.05%
Interest rate spread	3.84%	3.85%	3.82%	3.93%
Net interest margin	4.00%	3.99%	3.97%	4.06%
Efficiency ratio	34.26%	46.59%	36.17%	44.42%

Asset Quality Data
	June 30, 2017	December 31, 2016
	(in thousands)
Allowance for loan losses	$16,559	$15,580
Allowance for loan losses to total loans	1.78%	1.83%
Non-accrual loans	$8,499	$11,298
OREO	$8,722	$10,528

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
	(in thousands)
Interest and dividend income	$11,770	$10,471	$22,866	$20,812
Interest expense	1,967	1,714	3,807	3,303
Net interest income	9,803	8,757	19,059	17,509
Provision for loan losses	1,000	(638)	1,500	62
Net interest income after provision for loan losses	8,803	9,395	17,559	17,447
Non-interest income	591	8,470	987	9,643
Non-interest expense	3,561	3,991	7,250	8,681
Income before income taxes	5,833	13,874	11,296	18,409
Provision for income taxes	2,151	5,154	4,155	6,700
Net income attributable to Company and noncontrolling interests	3,682	8,720	7,141	11,709
Net income attributable to noncontrolling interests	17	(72)	18	(452)
Net income attributable to Company	3,699	8,648	7,159	11,257
Preferred stock dividend and discount	297	300	596	600
Net income available to common shareholders	3,402	8,348	6,563	10,657

Basic income per common share	0.45	1.11	0.87	1.42
Diluted income per common share	0.37	0.88	0.72	1.15

Weighted shares - basic	7,577,310	7,495,234	7,570,994	7,480,204
Weighted shares - diluted	9,921,116	9,807,643	9,910,877	9,787,589